Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 28, 2013

PowerSharesETNs.com - Currency

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The PowerShares DB 3x Long US Dollar Index Futures Exchange Traded Notes (UUPT)
and PowerShares DB 3x Short US Dollar Index Futures Exchange Traded Notes (UDNT)
(collectively, the "PowerShares DB US Dollar Futures ETNs," or the "ETNs") are
the first exchange-traded products to provide investors with leveraged exposure
(a bullish or bearish position) to a U.S. dollar futures index.

The PowerShares DB US Dollar Futures ETNs are based on the Deutsche Bank Long
U.S. Dollar Index[R] (USDX) Futures Index -- Excess Return[] (the "USDX Futures
Index"), which is intended to measure the performance of a long investment in US
Dollar Index Futures, as described below.

fThe ETNs are senior  unsecured  obligations  issued by Deutsche  Bank AG, London
Branch  that are linked to the  month-over-month  performance  of an  underlying index (the  "Index")  obtained by  combining  three times the returns for the 3x
Long US Dollar Index Futures ETNs, or three times the inverse returns for the 3x
Short US Dollar  Index  Futures  ETNs,  whether  positive  or  negative,  on the
Deutsche Bank Long U.S. Dollar Index[R] (USDX) Futures Index -- Excess Return[],
with returns on the DB 3-Month T-Bill Index, less the investor fees.

The DB Long U.S. Dollar Index[R] (USDX) Futures Index seeks to measure the performance of a long position in the US Dollar Index Futures. The underlying assets of the US Dollar Index Futures are futures contracts traded on the ICE
Futures U.S., Inc. whose underlying asset is the USDX[R], which measures the performance of the U.S. dollar against a weighted basket of six major world currencies: the Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish
Krona and Swiss Franc (the "Index Currencies"). The price of US Dollar Index
Futures are set by the market and reflect the foreign exchange futures prices for the underlying Index Currencies which in turn depend on the current exchange rates for the Index Currencies and the interest rate differential between the
U.S. dollar and the underlying Index Currencies. As such, increases in the USDX
Futures Index generally reflect a strengthening of the U.S. dollar compared to the Index Currencies and declines generally reflect a weakening of the U.S.
dollar compared to the Index Currencies.

Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the Index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time. Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

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  Fact Sheet Prospectus   Download Historical Repurchase Value
--------------------------------------------------------------
Financial Details
                           UUPT        UDNT        -   -
                             1/28/2013 1/28/2013 - -
Last Update
                           2:42 PM EST 1:04 PM EST -   -
Price                      19.94       17.64       -   -
Indicative Intra-day Value 19.94       17.64       -   -
Last End of Day RP Value   19.9092     17.6756     -   -

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PowerSharesETNs.com - Currency

Last Date for End of Day Value

1/25/2013

1/25/2013

- -

ETN History as of 12/31/2012(1) (Growth of $10,000 since May 23, 2011)

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PowerSharesETNs.com - Currency

Benefits

Leveraged long and short notes
Relatively low cost
Intraday access
Exchange traded

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

Each security offers investors exposure to the month- over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The PowerShares DB US Dollar Futures ETNs may
not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged or inverse investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the Index or index components because the current principal amount of the ETNs is reset each month, resulting in the compounding of monthly returns. The principal amount of the ETNs is also subject to the monthly application of the investor fee, which adversely affects returns.
There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and any payment to be made on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant Index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage

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PowerSharesETNs.com - Currency

commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to U.S. Dollar Index Futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd. An investor should consider the ETNs'
investment objectives, risks, charges and expenses carefully before investing.

Certain marketing services may be provided for these
products by Invesco Distributors, Inc. or its affiliate, Invesco
PowerShares Capital Management LLC. Invesco Distributors,
Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital
Management LLC are affiliated with Deutsche Bank.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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